SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (A) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Filed by the Registrant ☒                                                     Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Correctional Services Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with filed materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

NOTICE OF THE 2005 ANNUAL

MEETING OF STOCKHOLDERS TO BE

HELD ON JULY 15, 2005 AT 10:00 A.M.

To the Stockholders of Correctional Services Corporation:

NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders (the “Meeting”) of CORRECTIONAL SERVICES CORPORATION (the “Company” or “CSC”) will be held on Friday, July 15, 2005, 10:00 a.m., local time, at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, for purposes of considering and acting upon the following matters:

(1)	the election of seven directors;

(2)	the ratification of the appointment of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005; and

(3)	the transaction of such other business as may properly come before the Meeting, or any adjournments or postponements thereof.

Only holders of record of the Company’s Common Stock at the close of business on May 18, 2005, the Record Date for the Meeting fixed by the Board of Directors, are entitled to notice of and to vote at the Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Meeting is attached to this Notice. Also enclosed is the Annual Report to Stockholders for the year ended December 31, 2004, containing audited financial statements of the Company.

ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

On behalf of the Board of Directors,

Sarasota, Florida
June 21, 2005	John R. Mentzer, III
Vice-President, General Counsel and Secretary

STOCKHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON AT THE MEETING. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT 10:00 A.M. ON JULY 15, 2005

INTRODUCTION

General

This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share (the “Common Stock”), of Correctional Services Corporation, a Delaware corporation (“CSC” or “the Company”), in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2005 Annual Meeting of Stockholders (the “Meeting”), to be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, on Friday, July 15, 2005 at 10:00 a.m., local time, and any adjournments or postponements thereof. The Board of Directors of the Company is soliciting the proxies described herein and the cost of this solicitation will be borne by the Company.

Unless otherwise specified, all shares represented by proxies at the Meeting will be voted at the Meeting by the proxy holder(s) as follows:

For	– the election as directors of the seven persons nominated by the Board of Directors to serve as directors of the Company; and

For	– the ratification of the reappointment by the Audit Committee of Grant Thornton LLP as the Company’s independent auditors for the year ending December 31, 2005.

Management and the Board of Directors are not aware of any other matters to be brought before the Meeting. If any such matter or matters properly come before the Meeting, the designated proxy holder(s) will have discretionary authority to vote thereon in accordance with, and subject to the limitations set forth in, Securities and Exchange Act Rule 14a-4 promulgated by the Securities and Exchange Commission.

The Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about June 21, 2005.

Voting at the Annual Meeting

Only holders of record of Common Stock at the close of business on May 18, 2005 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 10,169.607 shares of Common Stock issued and outstanding. Each outstanding share of the Company’s Common Stock is entitled to one vote on each matter to be considered at the Meeting.

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. All shares represented at the Meeting, in person or by properly executed proxy, including all proxies containing abstentions on any matter to be considered at the Meeting, if any, will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A plurality vote of the shares of Common Stock voted, in person or by proxy, at the Meeting, is required to elect each of the directors. The affirmative vote by holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting, is required to ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2005.

In instances where brokers return an executed proxy card to the Company, but are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (“broker non-votes”), the shares represented by such proxy cards will be counted for purposes of determining whether a quorum is present, but will not be counted for purposes of calculating the votes on any matter considered at the Meeting.

If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

Shares represented by a proxy marked “WITHHOLD AUTHORITY” to vote for (i) all seven nominees or (ii) any individual nominee(s) for election as directors, will not be counted in determining whether a plurality vote has been received for the election of such nominee(s) as directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven nominees.

Shares represented by a proxy that is marked “ABSTAIN” on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Meeting and at the discretion of the proxies on any other matters that may properly come before the Meeting.

At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering a written notice of revocation or a duly executed proxy bearing a later date, to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement, or by attending the Meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

On and after June 21, 2005, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. This list will be available during normal business hours at the office of the Secretary of the Company, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

Proxies are being solicited primarily pursuant to this Proxy Statement, but may be solicited on behalf of the Board by mail, telephone, facsimile or in person. All solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

1. ELECTION OF DIRECTORS

The following persons have been nominated by the Board of Directors to stand for election to serve as directors of the Company until the next Annual Meeting of the Stockholders of the Company and until their successors have been duly elected and qualified. Unless instructed otherwise, the proxy holder(s) named on the accompanying proxy card will vote for the election of the following nominees.

•	Chet Borgida

•	Stuart M. Gerson

•	Bobbie L. Huskey

•	John H. Shuey

•	James F. Slattery

•	Aaron Speisman

•	Melvin T. Stith

The Board of Directors believes that each nominee will be able to serve. However, in the event any nominee becomes unable to or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

THE BOARD OF DIRECTORS RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” THE

SEVEN NOMINEES NAMED ABOVE

Information Regarding Nominees and Executive Officers

Each of the persons nominated by the Board currently serves as a director of the Company. All nominees were elected as directors by the Stockholders at the last Annual Meeting.

Each nominee’s name, age, office with the Company (if any), year first elected a director and certain biographical information are set forth below:

Name	Age	Year First Elected as a Director	Position with CSC
Stuart M. Gerson (2)(3)	61	1994	Director, Chairman of the Board
James F. Slattery	55	1987	Director, President, and Chief Executive Officer
Aaron Speisman	54	1987	Director, Executive Vice-President
Bobbie L. Huskey (2)(3)	56	1999	Director
Melvin T. Stith (1)(2)	58	1994	Director
Chet Borgida (1)(2)(3)	60	2002	Director
John H. Shuey (1)(3)	59	2004	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation/Stock Option Committee

(3)	Member of the Governance Committee

Stuart M. Gerson was elected a Director of CSC in June 1994, and appointed Chairman of the Board in November 2001. Since March 1993, Mr. Gerson has been a Member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

James F. Slattery co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a Director since CSC’s inception and Chairman from August 1994 to November 2001. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice-President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

Aaron Speisman co-founded CSC in October 1987 and has been its Executive Vice-President and a Director since CSC’s inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of CSC. Since June 1, 1996, Mr. Speisman has been employed by CSC on a part-time basis.

Bobbie L. Huskey was a Director of Youth Services International, Inc., which was acquired by CSC in March 1999, at which time Ms. Huskey became a Director of the Company. Ms. Huskey is president of Huskey & Associates, a nationally recognized consultant in corrections with experience in 25 states.

Melvin T. Stith was elected a Director of the Company in November 1994. Since January 2005,, Mr. Stith has been the Dean of the Martin J. Whitman School of Management at Syracuse University. From July 1991 to September 2004, Mr. Stith had been Dean of the Florida State University College of Business. From December 1989 to July 1991, Mr. Stith was Chairman of the Marketing Department of the Florida State University College of Business where he was also a Professor. Mr. Stith serves on the board of Synovus Financial Corporation and Flowers Foods, Inc. Director

Chet Borgida was elected a Director in January 2002 and serves as a member of the Compensation Committee and the Audit Committee, which he chairs. From June 2001 to July 2003, Mr. Borgida was a Senior Vice-President and Chief Financial Officer of Cross Media Marketing Corporation. From 1977 to May 2001, Mr. Borgida was a partner with Grant Thornton LLP, the Company’s independent auditors. From March 2003 to October 2003, Mr. Borgida was a Director and member of the Audit and Compensation Committees of Brand Partners Group, Inc., a Nasdaq listed company. Since November 2003, Mr. Borgida has been a Director and Chairman of the Audit Committee of Warren Resources, Inc., a Nasdaq listed company.

John H. Shuey was appointed a director in March 2004. Mr. Shuey joined Amcast Industrial Corporation, a producer of aluminum wheels for the automotive industry and copper fittings for the construction industry, in 1991 as Executive Vice President. He was elected President and Chief Operating Officer in 1993, a director in 1994, Chief Executive Officer in 1995, and Chairman in 1997. Mr. Shuey served as Chairman of the Board, President and Chief Executive Officer of Amcast Industrial Corporation through February 2001. Mr. Shuey also is a director of the Cooper Tire and Rubber Company, a NYSE listed company.

There were four meetings of the Board of Directors during 2004. Each incumbent director attended at least 75% of the combined number of meetings of the Board of Directors and committees on which such director serves. Each of our directors, other than Messrs. Speisman and Slattery, qualify as “independent” in accordance with listing standards of the National Association of Securities Dealers (“NASD”).

Board members are encouraged to attend the annual meetings of stockholders; however, it is the Board’s policy that, unless a matter anticipated to be controversial is to be considered at an annual meeting or the Board has reason to believe that a sizeable number of shareholders will be present in person at the annual meeting, Board members are not required to attend the annual meetings in person. James F. Slattery was the only director of the Company who attended the last annual meeting in person.

Executive Officers and Other Key Employees

The following table sets forth the names, ages and positions of the executive officers of the Company as of April 28, 2005:

Name	Age	Position with CSC
James F. Slattery	55	President and Chief Executive Officer
Aaron Speisman	54	Executive Vice President and Treasurer
Woodrow W. Harper	53	Executive Vice President, Government Relations and Acting Chief Operating Officer
Bernard A. Wagner	56	Senior Vice President, Chief Financial Officer and Treasurer
Robert L. Matthews	57	Senior Vice President, Adult Division
Jesse E. Williams Jr.	57	Senior Vice President, Juvenile Division

Woodrow W. Harper joined the Company in July 1999 in the capacity of Senior Vice President, Government Relations. In March 2004, Mr. Harper was promoted to the position of Executive Vice President, Government Relations, and began to serve as the acting Chief Operating Officer of the Company. Prior to joining CSC, Mr. Harper had worked for the Florida Department of Juvenile Justice, most recently serving as Deputy Secretary.

Bernard A. Wagner joined the Company as Senior Vice President and Chief Financial Officer in May 2001. Prior to joining the Company, Mr. Wagner held various positions with Uniroyal Technology Corporation, most recently as Vice President and Chief Financial Officer of its High Performance Plastics, Inc. subsidiary. Prior to this position, Mr. Wagner was Director of Accounting for the company’s Polycast Technology division and Director of Finance and Accounting at the corporate headquarters. Mr. Wagner is a Florida CPA.

Robert L. Mathews joined the Company as Senior Vice President for the Adult Division on June 11, 2001. Prior to joining CSC, Mr. Matthews held various positions with Federal Bureau of Prisons since 1969, most recently as Southeast Regional Director. Prior to this position, Mr. Matthews was Assistant Director, Bureau of Prisons (BOP) Program Review Division in Washington D.C. Mr. Matthews is a member of the American Correctional Association and the National Association of Blacks in Criminal Justice.

Jesse E. Williams Jr. joined the Company as Senior Vice President for the Juvenile Division on July 1, 2003. Prior to joining the Company, Mr.Williams served in a number of executive level government positions. He came to the Company from his position as Chief Probation Officer for the City and County of San Francisco. Prior to this he served as Deputy Director of the Maryland Juvenile Services Administration, Administrator of the Youth Services Administration for the District of Columbia, and Deputy Commissioner of Juvenile Justice Services for the City of Philadelphia.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Stock Option and Compensation Committee, and an Governance Committee.

The Stock Option and Compensation Committee consists of Messrs. Stith (Chairman), Borgida and Gerson and Ms. Huskey. The committee has responsibility for administering and approving all elements of compensation for corporate officers and certain other senior management positions. It also approves, by direct action or through delegation, participation in all awards, grants, and related actions under the provisions of the Company’s stock option plans. The Report of the Stock Option and Compensation Committee is included later in this Proxy Statement. The committee met once during 2004.

The Audit Committee consists of Messrs. Borgida (Chairman), Shuey, and Stith. Each of the three members of the Audit Committee meets the definition of an independent director as defined by the NASD’s listing standards. Messrs. Borgida and Shuey are qualified as “financial experts” in accordance with SEC regulations. The functions of the Audit Committee include the annual appointment of CSC’s independent public accountants, discussion and review of the scope and the fees of the prospective annual audit and review of the results thereof with the independent public accountants, review and approval of related party transactions, review and approval of audit and non-audit services of the independent public accountants, if any, the review of compliance with existing major accounting and financial policies of CSC, review of the adequacy of the financial organization of CSC and review of management’s procedures and policies relative to the adequacy of CSC’s internal accounting controls. A copy of the Audit Committee’s charter is attached to this proxy statement as Exhibit A. The charter is also available on the Company’s website (www.correctionalservices.com).

The Governance Committee consists of Messrs. Gerson (Chairman), Borgida and Shuey, and Ms. Huskey, and was established by the Board of Directors during 2004 to oversee the Company’s Ethics and Compliance Program and the Company’s compliance with the Sarbanes-Oxley Act. The Ethics and Compliance Program was developed to promote understanding of the Company’s mission, philosophy, and goals and adherence to high standards of ethical conduct. The committee met once during 2004.

The Company does not have a standing nominating committee. Our entire Board of Directors participates in the nominating process and the consideration of director nominees, and therefore, the Board believes that it has the resources necessary to adequately address the Company’s needs without a nominating committee. The Board identifies candidates through a variety of means, including recommendations from members of the Board, and suggestions from Company management. The Board considers candidates based on their business or professional experience, the diversity of their background, and their array of talents and perspectives. Any formal invitation to a director candidate is authorized by a majority of our independent directors. In addition, the committee considers candidates recommended by third parties. Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Company does not have a nominating committee charter. The Board has adopted a resolution addressing the nomination process.

Stockholders interested in communicating with members of the Company’s Board of Directors (including specific individual directors) may do so by writing to Correctional Services Corporation, Attention: Secretary, 1819 Main Street, Suite 1000, Sarasota, Florida 34236. The Secretary of the Company compiles all communications and submits them to the Board or the individual directors to whom they are addressed.

Principal Accountant Fees and Services

Audit Fees

The aggregate fees billed by Grant Thornton, LLP for professional services in connection with the audit of the Company’s 2004 and 2003 annual financial statements and review of the Company’s 2004 and 2003 quarterly financial statements were approximately $270,000 for 2004 and $205,000 for 2003.

Audit-Related Fees

The aggregate fees billed by Grant Thornton, LLP for assurance and related services in 2004 and 2003 that were reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above were approximately $45,000 and $46,000, respectively. The fees billed in 2004 arose primarily from an audit of financial data as required under an operating agreement and the audits of the Company’s 401(k) plans. The fees billed in 2004 arose primarily from an audit of current and prior period financial data as required under an operating agreement and the audits of the Company’s 401(k) plans.

Tax Fees

The aggregate fees billed by Grant Thornton, LLP in 2004 and 2003 for tax compliance, tax advice and tax planning were approximately $60,000 and $84,000, respectively.

All Other Fees

The aggregate fees billed during 2004 and 2003 for services rendered by Grant Thornton, LLP, other than the services described in the preceding paragraphs were approximately $0 for both years.

Audit Committee Administration of the Engagement

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to specific budget. Since May 6, 2003, the effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Grant Thornton has been approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC rules. The Audit Committee has determined that the provision of the non-audit services listed above is compatible with maintaining the independence of Grant Thornton LLP.

Indemnification

CSC’s By-Laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

CSC carries insurance providing indemnification, under certain circumstances, to all of CSC’s directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.

CSC has also entered into indemnity agreements with all of its directors and executive officers. The indemnity agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against her/him by reason of the fact that she/he is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

•	final determination is rendered on a claim based upon the indemnitee’s obtaining a personal profit or advantage to which he was not legally entitled;

•	a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

•	a claim where the indemnitee was adjudged to be deliberately dishonest; or

•	a final determination is rendered that indemnification is not lawful.]

Director’s Compensation

The Chairman of the Board receives an annual fee of $30,000 for service in that capacity. All other non-employee directors receive an annual fee of $20,000 for service as a director. Non-employee directors also are paid $2,000 for each Board meeting attended and $1,000 for each committee meeting attended; non-voting committee members receive $500. Committee Chairpersons and Vice Chairpersons also receive an annual fee of $3,000, except for the Audit Committee Chairperson who receives an annual fee of $5,000. In addition, all non-employee directors participate in the Company’s 1999 Non-Employee Director Stock Option Plan. Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “Reporting Persons”), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company’s review of the copies of such forms received by it during the Company’s fiscal year ended December 31, 2004, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of the Common Stock on May, 2005, unless otherwise specified, by (i) each person known by the Company to own beneficially more than five percent of such shares, (ii) each director, (iii) each person named in the Summary Compensation Table under “Executive Compensation”, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

Name and Address of Beneficial Owner	Number of Shares	Acquirable within 60 days**	Percent Outstanding
Wells Fargo & Company (1)	1,068,653		10.5%
James F. Slattery(2)	797,245	190,000	9.1%
Dimensional Fund Advisors, Inc.(3)	767,048	—	7.5%
Esther Horn(4)	597,175	—	5.9%
Jacob May/Background America(5)	535,210	—	5.3%
Aaron Speisman(6)	423,638	40,000	4.6%
Stuart Gerson	6,000	65,000	*
Bobbie L. Huskey	1,151	45,000	*
Melvin T. Stith	—	35,000	*
Robert Matthews	12,574	20,000	*
Bernard A. Wagner	2,500	20,000	*
Woodrow W. Harper	15,091	10,000	*
Chet Borgida	—	10,000	*
Jesse E. Williams, Jr.	10,000	5,000	*
John H. Shuey	—	10,000	—
All executive officers and directors as a group (eleven persons) (7)	1,268,199	415,000	16.6%

*	Less than 1%

**	Consists of shares issuable upon exercise of options as of May 18, 2005 or within 60 days thereafter.

(1)	Based on a filing made with the Securities and Exchange Commission ( the “SEC”) by Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104. In a Form 13G/A filed January 21, 2005, Wells Fargo reports sole voting power over 1,068,653 shares.

(2)	Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

(3)	Based on a filing made with the Securities and Exchange Commission (the “SEC”) by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. In a Form 13G/A, filed February 9, 2005, Dimensional Fund Advisors, Inc. reports sole voting power over 767,048 shares; however, it disclaims any beneficial ownership of such shares.

(4)	Address is 49 West 44th Street, New York, New York, 10036

(5)	Based on information obtained from investor communication service as of June 7, 2004. Address is 1900 Church Street, Suite 400, Nashville, TN 32703.

(6)	Does not include 3,750 shares of Common Stock owned by the Jennifer Anna Speisman 1992 Trust and 3,750 shares of Common Stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman’s children, as to which Mr. Speisman disclaims beneficial ownership.

(7)	The eleven executive officers and directors are: James F. Slattery, Aaron Speisman, Stuart M. Gerson, Bobbie L. Huskey, Melvin T. Stith, Robert Matthews, Bernard A. Wagner, Woodrow W. Harper, Chet Borgida, Jesse E. Williams Jr., and John H. Shuey.

The following table sets forth securities authorized for issuance under equity compensation plans as of December 31, 2004.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding stock option ($/share)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	624,334	$6.68	1,625,000
Equity compensation plans not approved by stockholders	—	—	—

Executive Compensation

The following table sets forth a summary of the compensation paid or accrued by CSC during the three fiscal years ended December 31, 2004, 2003 and 2002 for CSC’s Chief Executive Officer and the four other most highly compensated executive officers serving at the end of 2004:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Number of Shares of Common Stock Underlying Options	All Other Compensation ($)(3)
James F. Slattery	2004	320,675	—	19,914	—	12,990
Chief Executive Officer	2003	319,768	83,800	14,013	—	7,452
and President	2002	289,231	151,500	19,267	—	6,019

Woodrow W. Harper (1)	2004	193,500	225,000	13,500	10,000	—
Executive Vice-President,	2003	176,000	—	—	—	—
Government Relations, and	2002	176,000	—	—	10,000	—
Acting Chief Operating Officer

Bernard A. Wagner	2004	159,539	47,850	—	—	—
Senior Vice-President and	2003	154,807	46,350	—	—	—
Chief Financial Officer	2002	150,719	45,000	—	15,000	—

Robert L. Matthews	2004	180,576	187,500	18,000	10,000	—
Senior Vice-President,	2003	175,000	76,000	18,000	—	—
Adult Division	2002	167,346	—	11,770	15,000	—

Jesse E. Williams Jr.	2004	161,000	200,000	5,684	—	—
Senior Vice-President,	2003	66,462	—	—	—	—
Juvenile Operations	2002	—	—	—	—	—

(1)	Mr. Harper was appointed Executive Vice-President, Government Relations and acting Chief Operating Officer effective April 2004.

(2)	Consists of car lease payments or auto and housing allowances for Messrs. Slattery, Harper, Matthews, and Williams.

(3)	Consists of life insurance premiums for Mr. Slattery.

Stock Options

In October 1993, the Company adopted a stock option plan that provided for the granting of both: (i) incentive stock options to employees and/or officers of the Company and (ii) non-qualified options to consultants, directors, employees or officers of the Company. The total number of shares eligible for issuance pursuant to options granted under this stock option plan was 1.5 million; however, this plan expired by its terms in 2004 and no more options may be granted under this plan. In July 2004, the Company adopted the 2004 Stock Option Plan. This plan provides for the granting of both: (i) incentive stock options to employees and/or officers of the Company and (ii) non-qualified options to consultants, directors, employees or officers of the Company. The total number of share that may be issued pursuant to options granted under the 2004 Stock Option Plan is 1.5 million. Options to purchase 20,000 shares of Common Stock have been granted under the 2004 Stock Option Plan. Accordingly, there are 1.480 million options available for grant under this plan.

In June 1994, the Company adopted a Non-Employee Directors Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 150,000 shares of the Company’s Common Stock. There are no options available for grant under this plan. In May 1999, the Company adopted the 1999 Non-Employee Director Stock Option Plan, which provides for the grant of non-qualified options to purchase up to 300,000 shares of the Company’s Common Stock. There are still 145,000 options available for grant under this plan.

Options granted under all plans may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of the Company). Options granted under all plans will expire not more than ten years from the date of grant.

The following table sets forth information relating to stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2004:

OPTIONS GRANTED DURING THE YEAR ENDED DECEMBER 31, 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Plan (1)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2004	Exercise Price of Options Granted ($/sh)	Expiration Date	5%	10%
James F. Slattery	—	—	—	—	—	—
Woodrow W. Harper	10,000	50%	2.63	4/2/2014	$16,540	$41,915
Bernard A. Wagner	—	—	—	—	—	—
Robert L. Matthews	10,000	50%	2.63	4/2/2014	$16,540	$41,915
Jesse E. Williams Jr.	—	—	—	—	—	—

(1)	The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock options exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

The following table presents information regarding the value of options outstanding at December 31, 2004 for each of the named executive officers.

OPTION VALUES AT DECEMBER 31, 2004

	Number of Shares Underlying Options at Year End		Value of In-The Money Options at Year End (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
James F. Slattery	190,000	0	$0	$0
Woodrow W. Harper	10,000	10,000	$12,900	$2,700
Bernard A. Wagner	20,000	5,000	$15,500	$6,450
Robert L. Matthews	25,000	10,000	$21,950	$2,300
Jesse E. Williams Jr.	3,333	6,667	$467	$933

(1)	The excess, if any, of the market value of Common Stock at December 31, 2004 ($2.90) over the option exercise price(s).

Employment Agreements

On September 29, 1999, CSC entered into an employment agreement with its Chief Executive Officer, James F. Slattery. The agreement had an initial term of three years with automatic annual renewal provisions and is in the second renewal period. Mr. Slattery’s minimum annual compensation was $270,000 until September 29, 2000; thereafter, the base compensation is adjusted through annual costs of living increases of at least 3.5%. Mr. Slattery also received use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to 5% of CSC’s pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000.

Also, on September 29, 1999, CSC entered into a Change in Control Agreement with Mr. Slattery which provides for payments of specified benefits to Mr. Slattery in the event his employment terminates under specified circumstances following a change in control of CSC. For the purposes of this agreement, a change in control is deemed to take place whenever:

•	for any period of two consecutive years beginning on any date from and after September 29, 1999, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (i) individuals who constitute the Board of Directors at the beginning of such period or (ii) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (i) or (ii), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in the Change in Control Agreement relating to stockholder approval of a merger, share exchange or consolidation of the Company);

•	the stockholders of CSC approve a merger, share exchange or consolidation of CSC with or into any other corporation wherein immediately following such merger, the stockholders of CSC prior to the transaction own less than 51% of the outstanding voting stock of CSC (if it is the survivor of the transaction) or the surviving entity; or

•	the stockholders of CSC approve a plan of complete liquidation of CSC or an agreement for the sale or disposition by CSC of all or substantially all CSC’s assets.

Benefits made available to Mr. Slattery under the terms of the Change in Control Agreement in the event that his employment is terminated under the above specified circumstances may include:

•

payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Slattery is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination;

•	a lump sum severance payment equal to the sum of (A) three times Mr. Slattery’s annual base salary and incentive bonus in effect immediately prior to the occurrence of the change in control and (B) $1,000,000 as payment for Mr. Slattery’s agreement to extend his agreement not to compete under his employment agreement to four years following the date of termination;

•	any deferred compensation allocated or credited to Mr. Slattery or his account as of the date of termination;

•	certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code;

•	maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr. Slattery was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of (A) the end of the 36th month after the date of termination or (B) the date Mr. Slattery becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis; and

•	all benefits payable to Mr. Slattery under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

On April 1, 2004, the Company entered into a two-year employment agreement with its Executive Vice President, Government Relations, Woodrow W. Harper. Mr. Harper’s minimum annual salary is $200,000, plus executive benefits, a temporary housing allowance, and bonuses, payable from time to time in accordance with an incentive program based on new facilities. The agreement also includes a non-compete clause in effect during Mr. Harper’s employment and until one year after termination of employment.

On April 24, 2004, the Company entered into a two-year employment agreement with its Senior Vice President, Adult Division, Robert L. Matthews. Mr. Matthew’s minimum annual salary is $182,000, plus executive benefits, a temporary housing allowance, and bonuses, payable from time to time in accordance with an incentive program based on new facilities. The agreement also includes a non-compete clause in effect during Mr. Matthew’s employment and until one year after termination of employment.

On March 5, 2003, the Company entered into a two-year employment agreement, ending June 30, 2005, with its Senior Vice President, Juvenile Division, Jesse E. Williams Jr. Mr. William’s minimum annual salary is $160,000, plus executive benefits, a temporary housing allowance, and bonuses, payable from time to time in accordance with an incentive program based on new facilities. The agreement also includes a non-compete clause in effect during Mr. Williams’ employment and until one year after termination of employment.

Report of the Compensation/Stock Option Committee

Executive Compensation

Executive Compensation Philosophy. The Company’s executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. The Compensation/Stock Option Committee of the Board of Directors consists of Messrs. Stith, Gerson, and Borgida, and Ms. Huskey. Messrs. Stith, Gerson, and Borgida and Ms. Huskey are independent directors. The Compensation/Stock Option Committee is responsible for setting and administering the policies and programs that govern annual compensation.

Executive Compensation Components. The key components of the Company’s compensation program are (i) base salary, (ii) annual bonus, and (iii) long-term incentives by means of equity participation through stock options. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning the interests of executive officers with those of stockholders. The Compensation/Stock Option Committee reviews each component of executive compensation on an annual basis.

Base Salary. Base salaries for executive officers are set near the average levels believed by the Compensation/Stock Option Committee to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each executive’s performance, as well as the performance of the Company as a whole. While the Compensation/Stock Option Committee does not establish a specific formula or target to determine base salaries, the Compensation/Stock Option Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation/Stock Option Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on equity. The Compensation/Stock Option Committee also considers the success of the executive officers in developing and executing the Company’s strategic plans, developing management employees and demonstrating leadership.

Bonus. The Compensation/Stock Option Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer’s compensation at risk. Consequently, through Employment Agreements with key executive officers, the Company establishes potential bonuses for executive officers based upon their ability to increase earnings and the achievement of specific operational objectives. Potential bonuses are based upon the Company’s judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results.

Equity Participation through Stock Options. The Compensation/Stock Option Committee believes that equity participation through stock options (including performance-based options) is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer’s actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company’s stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company’s stock occurs over a number of years. During 2004, 10,000 performance-based options were granted to the Executive Vice-President.

Compensation of the Chief Executive Officer. Consistent with the executive compensation policy and components described above, Mr. Slattery received a base salary of $320,675 for 2004. Mr. Slattery’s salary was not tied to specific performance criteria, but the Compensation/Stock Option Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. Mr. Slattery did not receive a bonus in 2005 relating to the Company’s 2004 performance.

Stock Option and Compensation Committee Interlocks and Insider Participation

The Stock Option and Compensation Committee is comprised of Messrs. Borgida, Gerson, and Stith and Ms. Huskey, none of whom is or has been an officer or employee of the Company.

Certain Relationships and Related Transactions

The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. (“MAFC”) pursuant to a lease which commenced January 1, 1994. The lease established a monthly rental of $40,000 and contained three five-year renewal options. The Company is currently in its second option period, which runs from January 1, 2004 through December 31, 2008. The monthly rental payment during the second option period is $65,000. In addition, the Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation in which Messrs. Slattery (8%) and Speisman (27.5%) are shareholders. The terms of the lease were not negotiated at arm’s length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations. The Company paid $780,000 in rent payments for the year ended December 31, 2004.

Mr. Gerson is a partner in the law firm of Epstein, Becker & Green (“EBG”). EBG serves a legal counsel to the Company, and provides legal advice to the Company on corporate and securities laws matters and represents the Company in certain litigation matters. The amount of the fees and expenses charged to the Company by EBG for such services during 2004 did not approach five percent (5%) of the firm’s gross revenues for the firm’s last full fiscal year.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to its board of directors, principal executive, financial and accounting officers, as well as all employees of the Company. The Company has also adopted the Code of Ethics for Chief Executive Officer and Chief Financial Officer. These Codes are intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the NASDAQ Stock Market’s Listing Standards.

The Code of Business Conduct and Ethics and the Code of Ethics for Chief Executive Officer and Chief Financial Officer are available on the Company’s website at http://www.correctionalservices.com and then clicking on the link “Investors”. In addition, the Company will furnish a copy of the Codes on written request. Such request should be addressed to: Human Resources Department, 1819 Main Street, Suite 1000, Sarasota, Florida 34236. The Company intends to post any amendments to or waivers from its Codes (to the extent applicable to the Company’s Chief Executive Officer and Chief Financial Officer) at this location on its web site

Performance Graph

The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Russell 2000 Stock Index and the Company’s peer group for the last five fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1999 and that all dividends were reinvested on a quarterly basis.

Comparison of Cumulative Total Return

Total Return Analysis

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Correctional Services Corporation	100.00	53.86	45.49	66.29	61.49	66.29
Russell 2000	100.00	95.80	96.78	75.90	110.33	129.56
Peer Group	100.00	43.99	117.72	74.40	133.42	171.32

The Company’s peer group consists of the following companies: The Geo Group, Inc. (formerly Wackenhut Corrections Corporation), Corrections Corporation of America, Cornell Corrections, Inc., and Res-Care, Inc. Ramsay Youth Services was included in the Peer Group in prior years; however, they were acquired by another company and their common stock is no longer publicly traded.

2. REAPPOINTMENT OF AUDITORS

The Board of Directors recommends that the stockholders ratify the appointment of Grant Thornton LLP, which served as the Company’s independent auditors for the last fiscal year, as independent auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2005. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 2004.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE

APPOINTMENT OF GRANT THORNTON AS THE COMPANY’S INDEPENDENT

AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005

Audit Committee Report

As required in its Charter and by the applicable rules and regulations, the Audit Committee has:

1.	Reviewed and discussed with management the audited financial statements for the fiscal year;

2.	Discussed with the Company’s independent accountants the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards, AU sec 380) as then modified or supplemented;

3.	Received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit and Finance Committees,” as then modified or supplemented, and has discussed with the independent accountants the independent accountants’ independence;

4.	Has considered whether the provision of services covered under the “All Other Fees” paragraph is compatible with maintaining the principal accountant’s independence, and affirms that the aforementioned services provided do not compromise the independence of the principal accountant;

5.	In view of the review and discussions referred to in paragraphs 1 through 4 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission; and

6.	Reviewed its Charter and made such recommendations as it deemed necessary to the Board of Directors.

Members of the Audit Committee: Chet Borgida John H. Shuey Melvin T. Stith

3. OTHER MATTERS

The Board of Directors has no knowledge of any other matters that may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy on such matters.

Stockholders’ Proposals

Any stockholder of the Company who wishes to present a proposal in accordance with SEC Rule 14a-8 to be considered at the Company’s 2006 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company’s proxy statement for such Meeting, must deliver such proposal in writing to the Secretary of the Company at our principal executive offices located at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before February 15, 2006. Stockholders wishing to make proposals, outside of SEC Rule 14a-8, at the 2006 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of the Company at our principal executive offices no later than March 28, 2006.

In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested. These advance notice provisions are in addition to, and separate from, the requirements imposed by the SEC regarding stockholder proposals.

The Company will furnish without charge to each person whose proxy is being solicited by this proxy statement, on the written request of such person, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and exhibits thereto, for the fiscal year ended December 31, 2004. Such request should be addressed to Bernard A. Wagner, Chief Financial Officer, Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

June 23, 2005

EXHIBIT A

Audit Committee Charter

Board of Directors

Correctional Services Corporation

The Audit Committee (“the Committee”) of the Board of Directors (“the Board”) of Correctional Services Corporation (“the Company”) will have the oversight responsibility, authority and specific duties as described below.

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to the provision of financial information to shareholders and to the SEC; the development and monitoring of internal controls and the monitoring of the internal and external audit process.

Although the Committee has the rights and duties set forth in this Charter, it remains the responsibility of the independent auditor and management to plan and conduct audits and to determine that the financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Further, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with applicable laws and regulations.

I.	Composition and Organization of Committee

The Committee will initially consist of at least three directors, who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Committee members shall be independent directors as defined by the independence requirements of the National Association of Securities Dealers, Inc. (“NASD”). Committee membership requirements may be modified from time to time in accordance with the rules promulgated by the NASD and other applicable authorities.

Committee members will be appointed during The Board of Director’s organizational meeting held after each Annual Meeting of Stockholders. Committee members will be appointed for a one-year term, or until a successor is appointed and qualified.

II.	Meetings and Attendance

The Committee will meet at least three times annually and as many additional times as the Committee deems necessary and may conduct such meetings telephonically. A majority of members shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee.

III.	Duties

Specifically the Committee will:

1.	Make an annual recommendation to the Board for the appointment of a firm of independent public accountants as the Company’s outside auditors. The independent public accountants will report directly to the Committee.

2.	Review the general scope and extent of the independent accountants’ annual audit. The Committee’s review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

3.	Review the audited financial statements, the Company’s Annual Report on Form 10-K, and the Company’s Quarterly Reports on Form 10-Q, and discuss them with management and the independent accountants. These discussions shall include the matters required to be discussed under Statement on Auditing Standards No. 61.

4.	Review the extent of any services outside the audit area performed for the Company by its independent accountants. At least annually the Committee should obtain from the independent accountants, a written statement delineating all relationships between the independent accountants and the Company.

5.	Review the work of the Company’s accounting department with the Chief Financial Officer including management’s response to recommendations made and plans for future audit coverage.

6.	Review whether management has sought a second opinion regarding a significant accounting issue, and if so, obtain the rationale for the particular accounting treatment chosen.

7.	Review compliance by officers and employees with the Company’s policies on business ethics and public responsibility.

8.	Make such other recommendations to the Board on such matter, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.

9.	Meet privately from time to time as necessary to perform the functions contemplated in this charter with representatives of the independent accountants and management.

10.	Issue annually a report to be included in the Company’s Proxy Statement as required by the rules of the Securities and Exchange Commission.

Annual Meeting of Stockholders

CORRECTIONAL SERVICES CORPORATION

July 15, 2005

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.	☒

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
¯ Please Detach and Mail in the Envelope Provided ¯

☐	FOR ALL NOMINEES	☐	Chet Borgida			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY	☐	Stuart M. Gerson	2	To ratify the reappointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the year ending December 31, 2005.	☐	☐	☐
	FOR ALL NOMINEES	☐	Bobbie L. Huskey
		☐	John H. Shuey
☐	FOR ALL EXCEPT	☐	James F. Slattery
	(See instruction below)	☐	Aaron Speisman
		☐	Melvin T. Stith	3	Upon any and all such other business as may properly come before the meeting or any adjournment thereof.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here.	☒	Management and the Board of Directors are not aware of any other matters to be brought before the meeting. If any such matter of matters properly come before the Meeting, the designated proxy holder(s) will have discretionary authority to vote thereon.

ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

STOCKHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN, AND PROMPTLY RETURN TO
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered names(s) on the account may not be submitted
via this method.		☐	PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE

Signature of Shareholder	Date
Signature of Shareholder	Date

Please sign exactly as your name or names appear on his Proxy. When shares are held jointly each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James F. Slattery and Bernard A. Wagner and each of them proxies, each with the power of substitution, to vote the shares of the undersigned at the 2005 Annual Meeting of Stockholders ( the Meeting”) of Correctional Services Corporation (the “Company” or “CSC”), which will be held on Friday, July 15, 2005, 10:00 a.m., local time at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236, for purpose of considering and acting upon the matters described on the reverse side.

Please complete, date, and sign on the reverse side and mail in the enclosed envelope.

2